Exhibit 99.1

Citizens Bancorp of Virginia, Inc. (CZBT) Announces

First Quarter Earnings

(Blackstone, Virginia) Citizens Bancorp of Virginia, Inc. announced earnings for first quarter 2005 of $709,000, or $0.29 per share, compared to $696,000, or $0.28 per share, for the same period in 2004.  Total assets as of March 31, 2005 were $271.9 million, an increase of $1.6 million, versus March 31, 2004.

The Company reported strong core earnings with increases in net interest income and non-interest income of $225,000 and $116,000, respectively, partially offset by increased non-interest expense of $111,000.  When compared to first quarter 2004, pre-tax income before loan loss provision grew $230,000 for the period.  Due to the continuing deterioration of two large commercial loans, the Company recorded a loan loss provision of $145,000 during the quarter.

An improved net interest margin, up to 4.06% from 3.87%, combined with an increase of $9.0 million in average earning assets over average interest bearing liabilities, contributed to the increase in net interest income.  Growth in non-interest income was primarily attributable to increased deposit account fee income, especially from fees relating to new products.  Costs associated with the Bank’s newest branch in Chesterfield, Virginia, coupled with professional fees related to SOX implementation and compliance services drove the increase in non-interest expense for the quarter.  Annualized returns on average assets and average shareholders’ equity of 1.03% and 8.75%, respectively, compare favorably to 1.03% and 8.59% reported for first quarter 2004.

The loan portfolio at March 31, 2005, was $196.8 million, an increase of $16.5 million, or 9.2%, over March 31, 2004. Loan growth was largely attributable to attracting new customers in the Chesterfield marketplace coincident with the new branch opening in mid-2004.  Deposits grew modestly to $237.7 million, with increased low cost deposits favorably influencing the net interest margin.  Asset quality continued to improve during the quarter, as non-accrual loans dropped from $2.7 million at March 31, 2004, to $1.3 million at March 31, 2005.  During the quarter, charge-offs of $1.1 million resulted in a decline in the loan loss reserve to $ 1.8 million or .93% of total loans.  Based upon the Company’s loan loss reserve policy and methodology, this amount is considered by Management to be adequate.

Citizens Bancorp of Virginia, Inc. is a one bank holding company headquartered in Blackstone, Virginia.  Its subsidiary, Citizens Bank and Trust Company, was founded in 1873 and is the second oldest independent bank in Virginia.  The Bank operates nine (9) branch offices in Amelia, Nottoway, Prince Edward, and Chesterfield Counties and opened its tenth office in Colonial Heights, Virginia on April 15, 2005.